Exhibit 99.3

FS Specialty Lending Fund listing overview video transcript

00:00 Cover slide

As a shareholder in FS Specialty Lending Fund, we’re pleased to share important updates on the Fund’s plan to provide liquidity for all shareholders through a public listing of its common shares on the New York Stock Exchange later this year.

00:14 Table of contents

During the presentation we will cover the rationale and expected timeline for the anticipated listing as well as operational considerations for shareholders.

00:24 FS Specialty Lending Fund announces liquidity plan

To begin the presentation, on April 24th 2025, FS Specialty Lending Fund announced that its board of trustees approved a plan to prepare for the listing of its common stock on the New York Stock Exchange, or NYSE for short.

In advance of the listing, the Fund will be converted from a business development company to a closed-end fund registered under the Investment Company Act of 1940, through a reorganization into a newly formed closed-end fund. The reorganization is subject to shareholder approval.

The closed-end fund will be named FS Specialty Lending Fund and we currently expect its common shares to begin trading on the NYSE under the ticker symbol FSSL before the end of the fourth quarter of 2025, subject to market conditions, shareholder approval, and final Board approval.

Although we are working toward a listing within the targeted time frame, the timing may be subject to change based on a variety of factors.

01:27 Why convert to a closed-end fund?

The decision to convert the Fund to a closed-end fund was guided by several key factors that we believe are in the best interests of shareholders.

First, the management team has significant experience in managing closed-end funds. The existing Adviser will continue to manage the Fund, with FS Investments’ Global Credit Team assuming full investment management responsibilities. This team has played a central role in the Fund’s transition to a diversified credit strategy since May 2023.

The FS Global Credit team also manages FS Credit Opportunities Corp., a publicly traded closed-end fund with a strategy similar to the Fund. FSCO was listed on the NYSE in November 2022 and has delivered strong returns since that time. We believe the Fund is well positioned to benefit from the team’s expertise, differentiated sourcing network, and deep investment experience across the combined platform.

Second, the targeted distribution will be well aligned with closed-end fund peers: At the time of listing, we expect the fund’s annualized distribution rate to be approximately 9.0% to 9.5%, based on its NAV, making it competitive with closed-end fund peers and offering a significant income premium over risk-free rates.

In addition, the fund’s level of borrowings is well aligned with peers.

Finally, the Fund will have strong visibility in the public market. As of December 31, 2024, the Fund managed approximately $2.1 billion in assets, which would rank as one of the largest public credit-focused closed-end funds. A relatively higher market capitalization and float compared to peers may enhance secondary market liquidity and attract a broader investor base upon listing.

1

03:17 Listing overview

Over the next 3 slides, we will discuss the timeline and other key details of the plan.

Preparations for the anticipated listing will be executed through a multi-step process.

As the slide shows, the listing process will occur over four phases.

The next meaningful milestone will occur in Mid-May when the Fund conducts a 6-for-1 reverse share split. We will discuss the share split as well as other operational considerations later in the presentation. Shareholders do not need to take any action ahead of the share split.

In fact, no shareholder action is needed until the Fund commences a shareholder proxy solicitation, which we expect to begin in June. Shareholders will be asked to vote on three proposals related to the conversion of the Fund to a closed-end fund. All three proposals must be approved for the listing to move forward.

Pending shareholder approval, market conditions, final board approval and other requirements, we expect the listing to occur in late Q3 or early Q4 of 2025.

We will continue to update the investor-friendly resources available at www.FSProxy.com throughout each phase of the process.

Turning to the next slide, we provide a closer look at the key steps in the timeline.

To prepare for the reverse share split in mid-May, a temporary freeze on shareholder account maintenance requests will go into effect in early May.

During this time, certain account maintenance activities, such as share transfers or updates to account information, will be temporarily unavailable. However, the freeze will be lifted once the reverse share split is complete.

We will continue to update the timeline and shareholder resources as we near the start of the shareholder proxy solicitation in June and the anticipated listing later this year.

On the next slide, we highlight two important updates related to the investment management functions for the Fund.

First, the Fund’s investment objectives or investment strategy will remain unchanged, except that the Fund will no longer be subject to certain requirements specific to business development companies.

Following the reorganization, the Fund will continue to be overseen by the same Board of Trustees.

As noted, the Adviser will continue to manage the Fund, with FS Investments’ Global Credit Team assuming all investment management responsibilities. The team has played a central role in the Fund’s transition to a diversified credit strategy since May 2023.

Given the Fund’s small allocation to energy and power companies and the expectation that this allocation will continue to decline over time, the Adviser will acquire EIG Asset Management’s interest in the Adviser and EIG personnel will no longer provide services to the Fund through the Adviser. The Adviser will become a wholly-owned subsidiary of FS Investments.

Next, a portion of the management and incentive fees will be waived upon a listing and continuing for as long as FSSL remains a registered closed end-fund.

2

Upon a listing, the base management fee will be reduced from 1.75% to 1.50% of gross assets. Additionally, the Adviser has agreed to waive 15 basis points of the fee, resulting in an effective management fee of 1.35% on gross assets for as long as FSSL remains a registered closed-end fund.

The Adviser currently may earn incentive fees consisting of two parts: a capital gains incentive fee and a subordinated income incentive fee.

Following the conversion to a closed-end fund, the Adviser will no longer earn a capital gains incentive fee.

Upon a listing and continuing for so long as FSSL remains a registered closed-end fund, the Adviser has agreed to waive a portion of the income incentive fee, reducing it from 20% to 10%, subject to an annualized hurdle rate of 6.0%.

07:24 Why list now?

We will now turn to the rationale for the listing and why we believe FSSL will be well positioned among the closed-end fund peer group.

In May 2023, we announced plans to transition the Fund to a diversified credit strategy. At that time, we indicated that the Fund would target a liquidity event by the end of the third quarter of 2026 – within three years of the effective date of the changes to the Fund’s name, strategy and investment objectives.

To maximize the liquidity options, we believed the Fund’s strategy, asset mix, distribution, credit quality, and capital structure needed to be positioned to appeal to the broadest possible investor base – whether through the public markets via a direct listing, a merger with an affiliate or competitor fund, or a sale to institutional asset managers.

Together with the Fund’s Board, we determined that – regardless of the eventual liquidity path – the Fund must achieve a set of highly interdependent goals to maximize its appeal to the broadest possible investor base. These goals included the following.

First, reduce energy holdings to approximately 20% or less of the portfolio’s fair value to create a more broadly diversified portfolio across industries, sectors and subsectors.

Second, grow the Fund’s net investment income to support an annualized distribution rate that is competitive in the market, based on the Fund’s net asset value at the time of a liquidity event.

And finally, increase income-accruing investments to approximately 90% of the portfolio’s fair value by reducing the Fund’s allocation to common equity and underperforming debt investments.

As of December 31, 2024, these key portfolio metrics were at or near our target range, and we believe the Fund is well-positioned for a liquidity event through a public listing.

In addition to achieving those key metrics, we believe the Fund is attractively positioned for the public markets.

The Fund’s large scale provides a significant market presence. As of December 31, 2024, the Fund managed approximately $2.1 billion in assets, which would rank as one of the largest public credit-focused closed-end funds.

The Fund’s strategy is differentiated through its focus investing across private and public credit. The investment team aims to dynamically allocate capital to the most attractive opportunities across private and public credit in pursuit of return premiums. Unlike banks, insurance companies, or many private traditional credit strategies, the team is not constrained by a specific asset class mandate, allowing for greater adaptability in shifting market environments.

3

We expect the Fund’s annualized distribution rate to be approximately 9.0% to 9.5%, based on its NAV at the time of listing. We believe this rate is competitive with closed-end fund peers and offers a meaningful income premium over risk-free rates.

Finally, the portfolio is defensively positioned, with a focus on senior secured debt and floating rate investments diversified across 21 industries.

We believe these collective attributes position the Fund well among its closed-end fund peers.

Turning to the next slide, we provide perspective on the Fund’s size relative to its peer group based on assets under management.

Size plays a key role in attracting investor interest in the public markets. A comparatively large float may enhance liquidity and drive greater investor engagement in the secondary market following a listing.

This next slide highlights the segments of the private and public credit markets where the fund focuses.

Within private markets, the Fund allocates capital based on two primary strategies:

First, is direct lending, where we lend to lower and core middle market companies with average earnings of $25M–$75M – a segment we view as a competitive sweet spot. These are typically robust businesses that are often too small for large credit managers and may not meet the standardized criteria for traditional lenders like banks. Reduced competition allows us to drive favorable deal terms and pricing.

The Fund also provides diverse financing solutions for companies undergoing changes in their business or with balance sheets outside standard bank underwriting criteria. These are often bespoke, highly structured transactions where we can secure more favorable terms, enhanced yields and stronger downside protection than those found in the broader markets.

Within public markets, the Fund allocates capital across two primary strategies.

The first is opportunistic credit, which targets high-quality, performing companies with attractive yields – often in less trafficked corners of the market or in companies with complex balance sheets where we can earn a yield premium.

The second key focus within public credit is event-driven opportunities, which may arise from corporate actions such as mergers, acquisitions, upcoming debt maturities or overlooked growth catalysts.

These events can create uncertainty and lead to mispriced debt, allowing us to purchase assets at attractive prices and generate returns above current yields.

We believe having the flexibility to invest across private and public credit as market conditions and investment opportunities evolve is critical to delivering strong, risk-adjusted returns.

The next slide offers a closer look at the Fund’s portfolio allocations. As noted earlier, the portfolio is weighted toward senior secured debt, with 78% of the portfolio in first lien loans as of December 31, 2024.

Approximately 81% of the portfolio is comprised of floating rate assets, which we believe can help protect principal in changing interest rate environments.

We have significantly enhanced industry diversification as the portfolio has transitioned from a single-sector strategy to a diversified credit strategy.

4

Slide 15: Experienced management team

As mentioned, the Fund will be solely managed by FS Investments’ Global Credit Team which was formed in 2017 and led by Andrew Beckman and Nick Heilbut, previously of DW Partners, Magnetar and Goldman Sachs’ Special Situations Multi strategy Group.

Their vision was to bring the investment style they ran at Goldman to a broader investor base and build a global credit business with diverse market exposure.

Today the team manages $7.6 billion in assets for institutional and individuals across closed end funds, private drawdown funds, and the Fund.

There’s a high continuity of senior leadership. Andrew and several senior members of the team have worked together for nearly 20 years, going back to the early 2000s.

The team has access to the full resources, personnel and infrastructure of FS Investments’ $84 billion asset management platform which provides a continuous flow of market insights to enhance the team’s underwriting process and increase the likelihood of generating strong returns for shareholders.

The team has significant experience sourcing, underwriting and managing investments in middle-market companies with a specialized focus on lower and core middle-market companies.

The Fund leverages an extensive deal sourcing network spanning the investment management team and the broader firm, including a private sourcing partnership with J.P. Morgan, to originate differentiated investment opportunities.

15:21 What is a direct listing?

We will now discuss the listing process and the key shareholder considerations.

Subject to market conditions, final board approval and other factors, the Fund’s common shares are expected to begin trading on the NYSE through a direct listing, rather than a traditional initial public offering.

This is an important distinction because, in an IPO, a company issues new shares and raises new capital in the public markets at an offering price and shares typically begin trading in the public markets based on the offering price.

In contrast, FSSL’s direct listing does not involve the issuance of new shares, and the stock price will not be set prior to the listing.

Instead, the public share price will be determined by market dynamics – specifically, the supply from existing shareholders looking to sell and demand from both existing and new investors seeking to purchase shares.

If supply significantly exceeds demand at listing, meaning there are more sellers than buyers, FSSL’s share price may decline and trade at a meaningful discount to its net asset value. Conversely, if supply and demand are more balanced, the share price may trade closer to NAV.

We believe a public listing offers a balanced liquidity solution by providing existing shareholders with near-term access to liquidity while preserving the opportunity for long-term value appreciation for those who choose to remain invested.

While there is no exact market comparison to FSSL, several direct listings of closed-end funds and BDCs offer relevant insights that may help inform expectations for the Fund’s listing.

As shown by the gray bars on the slide, heavy selling activity is common immediately following a listing. This pattern often reflects shareholders’ desire for near-term liquidity, which is frequently driven by factors unrelated to achieving the best possible execution price.

5

Over time, trading volumes typically decline, selling pressure eases, and share prices often trend higher as the market stabilizes and the investor base broadens.

We believe a listing offers a balanced liquidity solution by providing existing shareholders with near-term access to liquidity while preserving the opportunity for long-term value appreciation for those who choose to remain invested.

As we approach the listing date, we plan to conduct roadshows with institutional investors and financial advisory platforms to help build awareness for the fund’s common shares in the secondary market.

Additionally, FS Investments and or its affiliates are evaluating potential options for strengthening demand for FSSL’s shares in the secondary market.

18:09 What is the purpose of a reverse share split?

We’ll now take a few minutes to walk through the rationale and next steps for the reverse share split.

The Fund intends to conduct a 6-for-1 reverse share split in Mid-May. Following the split, shareholders will receive one share of the Fund’s common share for every six shares held before the reverse split.

The reverse share split is designed to help achieve the following objectives.

First, comply with NYSE listing requirements which mandate a minimum stock price of $4.00 per share at the time of listing. As of December 31, 2024, FSSL’s net asset value was $3.30 per share.

Second, align FSSL’s share price with the typical trading range of comparable closed-end funds, which have historically traded in the range of approximately $10 to $20 per share.

Finally, meet minimum share price requirements for certain broker dealers and custodians.

The most important takeaway is that a shareholder’s investment value will not change as a result of the reverse share split. In addition, shareholders do not need to take action in connection with the split.

In the example shown here, we assume a shareholder owns $10,000 worth of shares prior to the split based on the Fund’s NAV per share of $3.30 as of December 31, 2024.

Following the reverse stock split, the shareholder would own 505 shares which is calculated by dividing the number of shares held prior to the split by six. The NAV per share increases in equal proportion from $3.30 per share to $19.80 per share.

As shown here, the total value of the shareholder’s investment remains the same as the number of shares decrease while the per-share value increases proportionally.

To simplify the reverse share split process, the Fund will consolidate certain account types ahead of the split. No action is required from shareholders, and this consolidation will not affect the value of any shareholder’s account.

During the Fund’s offering period, shares were purchased through four different account types, depending on the financial intermediary. Each account type is associated with a distinct fund number and CUSIP, which is an alphanumeric code used to identify financial securities.

Shortly before the reverse share split, the Fund will consolidate the existing account types into a main account with a new CUSIP, as shown on the slide.

6

20:46 What will shareholders be asked to vote on?

Following the reverse share split in Mid-May, the next major milestone in the listing process will be the start of the shareholder proxy solicitation.

Shareholders will be asked to vote on three proposals at the Fund’s special shareholder meeting expected to take place in the third quarter of 2025. Approval of all three proposals is required for the listing to proceed in late Q3 or early Q4 2025.

The first two proposals relate to amending the Fund’s Declaration of Trust, or DOT, which is the legal document that governs key aspects of its operations. Certain provisions in the current DOT would no longer be applicable to the Fund as a listed closed-end fund or could restrict its ability to reorganize as a closed-end fund and potentially hinder the execution of the Board-approved liquidity plan.

The first proposal seeks to remove those provisions from the DOT to facilitate the Fund’s conversion to a closed-end fund through the reorganization.

The second proposal seeks to amend the DOT to clarify the board and shareholder approval requirements for converting the Fund to a closed end fund through the reorganization. The current language may create ambiguity in interpreting the shareholder vote requirement. The proposed changes are intended to clarify this language and ensure alignment with the Fund’s planned conversion through the reorganization.

The third proposal seeks shareholder approval to the Agreement and Plan of Reorganization which outlines the proposed reorganization of FSSL through a merger into a newly formed closed-end fund. As part of the reorganization, all outstanding common shares of FSSL will be exchanged for newly issued shares of the closed-end fund.

As previously noted, there will be no change to the Fund’s investment objectives or strategy except that the Fund will no longer be subject to certain requirements specific to business development companies.

As we near the start of the shareholder proxy solicitation process, we will ensure both shareholders and their financial advisors have access to the necessary documents and resources to support the voting process.

23:04 When will distributions be paid?

The next slide provides an overview of the Fund’s expected distribution schedule through 2025.

We expect the Fund to pay enhanced quarterly distributions for Q1 and Q2 2025, paid in April and July, respectively, based on an annualized distribution rate of 12.5% based on the Fund’s then-current NAV.

The Fund’s quarterly enhanced distributions were intended to provide attractive returns during the transition period to a diversified credit strategy, with the understanding that they would conclude upon a long-term liquidity event and a portion of the distributions may represent a return of capital.

Accordingly, the Fund will no longer pay enhanced distributions following its listing on the NYSE.

Given our expectation for a listing in late Q3 or early Q4, we expect the quarterly enhanced distribution for the third quarter will be the final quarterly enhanced distribution.

If a listing occurs prior to the end of the third quarter of 2025, we expect FSSL to pay a full quarterly enhanced distribution for the third quarter, payable in October. In the fourth quarter we expect FSSL to target a monthly or quarterly distribution representing an annualized distribution rate of 9.0% to 9.5% of the FSSL’s NAV. We believe this rate is competitive with those of closed-end fund peers and offers a meaningful income premium over risk-free rates.

7

If a listing occurs in the fourth quarter of 2025, the Fund will pay a full quarterly enhanced distribution for the third quarter of 2025. In the fourth quarter, we expect FSSL to target a monthly or quarterly distribution representing an annualized distribution rate of 9.0% to 9.5% of the Fund’s NAV.

Beginning in January 2026, we expect FSSL to declare and pay distributions on a monthly basis, subject to a listing occurring in 2025 and board approval.

Tax characteristics for the Fund’s distributions are reported annually on shareholders’ Form 1099-DIV. In 2023 and 2024, 100% of the Fund’s distributions were funded through ordinary income on a tax basis. This was supported by the Fund’s undistributed taxable income from prior periods as well as one-time distributions from certain holdings, all which contributed to covering distributions through the Fund’s net investment income.

25:40 Resources

Before concluding the presentation, we will highlight shareholder resources made available on our website.

We will continue to update the investor-friendly resources available at www.FSProxy.com throughout each phase of the process.

This concludes the presentation. Thank you for your time and we look forward to keeping you informed with key updates as we move through the process.

26:04 Endnotes

Pursuant to the terms of FSSL’s Investment Advisory Agreement, for any quarter ending after the listing, the incentive fee on income is calculated and payable quarterly in arrears and equals 20.0% of FSSL’s “pre-incentive fee net investment income” for the immediately preceding quarter subject to a hurdle rate, expressed as a rate of return on net assets, equal to 1.5% per quarter, or an annualized hurdle rate of 6.0%. As a result, the Adviser will not earn this incentive fee for any quarter until FSSL’s pre-incentive fee net investment income for such quarter exceeds the hurdle rate of 1.5%. Once FSSL’s pre-incentive fee net investment income in any quarter exceeds the hurdle rate, the Adviser will be entitled to a “catch-up” fee equal to the amount of the closed-end fund’s pre-incentive fee net investment income in excess of the hurdle rate, until FSSL’s pre-incentive fee net investment income for such quarter equals 1.875%, or 7.5% annually, of net assets. This “catch-up” feature will allow the Adviser to recoup the fees foregone as a result of the existence of the hurdle rate. Thereafter, the Adviser will be entitled to receive 20.0% of FSSL’s pre-incentive fee net investment income.

While the incentive fee on income of the Fund and FSSL prior to the listing will be subject to a hurdle rate equal to a percentage of “adjusted capital” (as defined in the Fund’s and the closed-end fund’s Investment Advisory Agreement) the incentive fee on income of FSSL after the listing will be subject to a hurdle rate expressed as a rate of return on net assets, which will have the effect of making it more likely that the fund’s pre-incentive fee net investment income will exceed the hurdle rate and therefore more likely that FSSL will pay an incentive fee on income.

Effective on the listing and for so long as FSSL is a registered closed-end fund, the Adviser has contractually agreed to waive a portion of the FSSL’s incentive fee. After giving effect to such fee waiver, the incentive fee on income will be calculated and payable quarterly in arrears and equals 10.00% of FSSL’s “pre-incentive fee net investment income” for the immediately preceding quarter subject to a hurdle rate, expressed as a rate of return on net assets, equal to 1.5% per quarter, or an annualized hurdle rate of 6.0% compared to the current hurdle rate of 6.5%. As a result, the Adviser will not earn this incentive fee for any quarter until FSSL’s pre-incentive fee net investment income for such quarter exceeds the hurdle rate of 1.5%. Once FSSL’s pre-incentive fee net investment income in any quarter exceeds the hurdle rate, the Adviser will be entitled to a “catch-up” fee equal to the amount of FSSL’s pre-incentive fee net investment income in excess of the hurdle rate, until FSSL’s pre-incentive fee net investment income for such quarter equals 1.667%, or 6.667% annually, of net assets. This “catch-up” feature will allow the Adviser to recoup the fees foregone as a result of the existence of the hurdle rate. Thereafter, the Adviser will be entitled to receive 10.00% of FSSL’s pre-incentive fee net investment income. Amounts waived by the Adviser will not be subject to recoupment from FSSL.

8

26:08 Disclosures

Statements included herein may constitute “forward-looking” statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. The inclusion of forward-looking statements should not be regarded as a representation that any plans, estimates or expectations will be achieved. Any forward-looking statements speak only as of the date hereof. You are cautioned not to place undue reliance on any of these forward-looking statements.

26:46 Disclosures

Please also note that the past performance or market information is not a guarantee of future results. In connection with the proposed transaction, the Fund intends to file with the SEC a registration statement, which will include a proxy statement/prospectus relating to our shareholder meeting. The registration statement will contain important information about the proposed transaction and related matters. We encourage you to read the proxy statement/prospectus and any other relevant documents filed or to be filed with the SEC carefully when they become available because they will contain important information about the matters discussed herein.

The Fund, its trustees and certain of its officers may be considered to be participants in the solicitation of proxies from shareholders in connection with the matters described herein. The presentation contains information about where to obtain additional information about the potential participants.

9